SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Money Market Obligations Trust

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Stability Investment Solutions Diligence Money Market Obligations Trust Proxy Statement Proposals Overview July 2015 For Institutional Use Only . Not for distribution to the public . Federated Securities Corp. (7/15)

Overview  Election of certain Trustees to the Board of Trustees (the “Board”)  Amendments to the Trust’s Declaration of Trust (DOT) For Institutional Use Only. Not for distribution to the public. 1

Election of Certain Trustees to the Board of Trustees  Three nominees were previously appointed by the Board and currently serve on the Board  One nominee has not yet been appointed by the Board  If approved, all Trustees on the Board will have been elected by shareholders For Institutional Use Only. Not for distribution to the public. 2

Amendments to the Trust’s Declaration of Trust  Purposes: ● Bring the Declaration of Trust into alignment with trust documents of industry peers ● Allow Trustees to react to regulatory or market events as efficiently as industry peers ● Bring the funds (the “Funds”) into compliance with the SEC’s recently - announced amendments to Rule 2a - 7 under the Investment Company Act of 1940, as amended (the “1940 Act”)  Trustees will continue to be subject to the limits and restrictions of the 1940 Act, including that they act in the best interests of the Funds For Institutional Use Only. Not for distribution to the public. 3

Amendments to the Trust’s Declaration of Trust  As the Funds are money market funds, shareholders may invest and redeem daily at $1.00 net asset value ● Shareholders have significant flexibility to change their investment options at any time  Special shareholder meetings are expensive and costs are borne directly by shareholders ● As mutual funds, the Funds do not hold annual shareholder meetings ● Only special shareholder meetings are held when called ● Special shareholder meetings are expensive ( e.g. , this proxy will cost shareholders approximately $4 million, and an additional $1 million for each adjournment) ● Because the Funds are money market funds, the costs of special shareholder meetings are greater than for other mutual funds ▪ Shareholders in money market funds are transient and often unaware they hold shares of the Funds ▪ More solicitation is necessary to obtain a quorum to hold special meetings For Institutional Use Only. Not for distribution to the public. 4

Amendments to the Trust’s Declaration of Trust Proposal 2(a): Permit the Trust or any Fund to comply with requirements of amendments to Rule 2a - 7 under the 1940 Act, including to involuntarily redeem shares held by shareholders who do not meet qualifications for ownership or to comply with applicable laws and regulations. For Institutional Use Only. Not for distribution to the public. 5

Amendments to the Trust’s Declaration of Trust  Purposes behind Proposal 2(a): ● Permit Trustees greater flexibility to act in situations that are in the best interests of the Funds ● The current Declaration of Trust includes restrictive provisions that may prevent the Funds from complying with the SEC’s recently - announced amendments to Rule 2a - 7 ▪ For example, redeeming an “institutional” investor in a “retail” money market fund For Institutional Use Only. Not for distribution to the public. 6

Amendments to the Trust’s Declaration of Trust  Purposes behind Proposal 2(a): ● Permit the Funds the flexibility to comply with amendments to Rule 2a - 7 and to efficiently respond to regulatory or market events in the same manner as peer funds For Institutional Use Only. Not for distribution to the public. 7

Amendments to the Trust’s Declaration of Trust Proposal 2(b ): Permit the Trustees to authorize the Trust, or any Fund or Class, as applicable, to dissolve, convert, merge, consolidate, reorganize, sell all or any part of its assets, exchange shares or re - domicile without shareholder approval, to the extent permitted under the 1940 Act. For Institutional Use Only. Not for distribution to the public. 8

Amendments to the Trust’s Declaration of Trust  Purposes behind Proposal 2(b): ● The current Declaration of Trust requires shareholder approval to enter into a reorganization or dissolution event, where approval is not otherwise required under the 1940 Act ▪ This limits the Trustees’ ability to act in the best interests of the Funds or in a timely or cost - effective manner to regulatory or market events ● Most mutual fund trust documents permit funds to enter into reorganization or dissolution events without shareholder approval ● Shareholders must still approve mergers where: ▪ Fundamental investment policies are materially different ( e.g. , a government money market fund could not merge into a prime money market fund with limiting investment policies absent shareholder approval of the merger) ▪ The advisory fee of the acquiring fund is higher than that of the acquired fund ▪ The distribution fees of the acquiring fund are higher than those of the acquired fund For Institutional Use Only. Not for distribution to the public. 9

Amendments to the Trust’s Declaration of Trust  Purposes behind Proposal 2(b): ● Limit instances when shareholders must bear costly expenses of future proxies for such reorganization or dissolution events ● Enhance Trustee efficiency to administer the Funds ● Bring the Declaration of Trust into alignment with trust documents of industry peers ● Funds of the Trust will remain subject to 1940 Act requirements, including Rule 17a - 8 ▪ Rule 17a - 8 requires shareholder approval when: ▪ Fundamental investment policies are materially different ▪ Advisory contract is materially different, including a higher fee ▪ Distribution fees are higher ▪ As a result, shareholders must approve a merger into a fund that is a materially different fund or that has higher fees  Proposal 2(b) will only allow the Board to initiate fund mergers without shareholder approval in limited situations For Institutional Use Only. Not for distribution to the public. 10

Amendments to the Trust’s Declaration of Trust Proposal 2(c): Permit future amendments to the Declaration of Trust to be made by the Trustees, to the extent that a shareholder vote is not required under the 1940 Act and that those amendments are not in contravention of federal securities laws. For Institutional Use Only. Not for distribution to the public. 11

Amendments to the Trust’s Declaration of Trust  Purposes behind Proposal 2(c): ● Allows the Trustees’ the administrative flexibility to amend the Declaration of Trust to allow the Trust to react to and comply with regulatory changes ● Such changes will bring the Declaration of Trust into alignment with other peer funds’ trust documents ▪ Amended provisions will be similar or identical to amendment provisions of many peer funds’ trust documents ● Proposal 2(c) will not limit a shareholder’s right to approve important changes to his or her investment  Proposal 2(c) will not alter the Trustees’ existing fiduciary obligations to act in the best interests of the Funds For Institutional Use Only. Not for distribution to the public. 12

Amendments to the Trust’s Declaration of Trust  Purposes behind Proposal 2(c): ● The Trust or a series or class will still be required to seek shareholder approval where required by the 1940 Act For example:  Changes in a Fund’s fundamental investment policies (1940 Act Sections 8(b) and 13(a))  Changes to a Fund’s advisory contract (1940 Act Section 15(a)) ▪ For example, the fee cannot be increased without shareholder approval  Changes in distribution fees (Rule 12b - 1) ● Or, where the Board determines that such matters should be approved by shareholders For Institutional Use Only. Not for distribution to the public. 13

Effect on Shareholder Rights  Substantial shareholder rights will be retained ● Shareholders continue to have the significant rights and protection afforded under the 1940 Act: ▪ Rule 2a - 7 provides risk - limiting provisions for money market funds ▪ Section 17 prohibits transactions among affiliated persons of the funds ▪ Section 18 limits the ability of a fund to borrow money or enter into leveraging transactions ▪ Section 36 provides shareholders the right to bring action against the fund’s adviser for breach of fiduciary duty with respect to its receipt of fees  For example, shareholders will still vote on: ● Certain merger transactions ● Material changes to a Fund’s advisory contract, including increases in fees ● Changes to a Fund’s fundamental investment policies ● Increases in established distribution fees  The Board can submit for shareholder approval any matter they deem appropriate For Institutional Use Only. Not for distribution to the public. 14

Risk of Non - Approval  The Funds will be unable to comply with certain mandated amendments to the rules governing money market funds (Rule 2a - 7), effective in 2016  May prevent Funds from complying with future regulatory changes  The Trust will lack the flexibility and efficiency of industry peers ● Shareholders will bear the expenses associated with future proxy solicitations, which are not incurred by other industry peer fund shareholders (e.g., this proxy will cost shareholders approximately $4 million, and an additional $1 million for each adjournment) For Institutional Use Only. Not for distribution to the public. 15

Questions? For Institutional Use Only. Not for distribution to the public. 16